Exhibit 99.1

Ironclad Performance Wear Reports Second Quarter 2010 Financial Results

Net Sales Rise 11.5%; Net Profit Improves; Operating Expenses Decline 5.5%

LOS ANGELES, CA – August 11, 2010 – Ironclad Performance Wear Corporation (ICPW:OB), the recognized leader in high-performance task-specific work gloves and apparel, announced today financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Results
The Company reported net sales for the second quarter of 2010 of $3.44 million, an increase of 11.5% from the second quarter of 2009 of $3.08 million. This increase is primarily the result of Ironclad’s continued strength in the industrial/safety sales channel, timing of certain international orders and the growth of specialty-branded glove styles.

Gross profit increased 14.3% to $1.36 million, or 39.5% of sales, compared to $1.19 million, or 38.5% of sales in the second quarter of 2009.  The improvement in gross profit is principally due to a one-time lower margin promotional sale in 2009.

Operating expenses as a percent of sales decreased to 38.9%, or $1.34 million, compared to 45.9% of sales, or $1.41 million during the same period last year.

Net income from operations increased 108.6% to $19,538 compared to a net loss of ($227,954) during the same period in 2009. This continuing improvement in net income from operations reflects the increasing financial strength of the Company and its ability to execute consistently on its business plan.

Year-to-Date 2010 Results
The Company reported net sales for the first six months of 2010 of $5.92 million, an increase of 5.7% from the corresponding period in 2009 of $5.60 million.

Gross profit increased 17.0% to $2.45 million, or 41.4% of sales, compared to $2.09 million, or 37.4% of sales for the first six months of 2009.

Operating expenses as a percent of sales decreased to 47.0%, or $2.78 million, compared to 50.3% of sales, or $2.82 million during the same period last year.

Net loss from operations decreased 54.1% to ($331,530) compared to ($722,730) during the same period of 2009.

Balance Sheet Highlights
Cash at June 30, 2010 was $593,000 compared to $436,100 in the prior year.  Accounts receivable net, factored and non-factored, at June 30, 2010 were $0.80 million compared to $1.16 million in the prior year, reflecting improved collections.  Inventory and deposits on inventory were $3.98 million at June 30, 2010 compared to $4.51 million in the prior year.  Net working capital at June 30, 2010 was $3.25 million compared to $3.03 million in the prior year.  The Company had $0.76 million outstanding on its bank line of credit at June 30, 2010 compared to $1.37 million in the prior year.

“Ironclad’s performance during the second quarter of this year continues to demonstrate the strength of the Ironclad brand and product line, as well as the Company’s ongoing success in managing its business” said Scott Jarus, Chairman and CEO of Ironclad.  “Specifically, with regard to net sales growth, it is important to remember that Ironclad’s business has historically been seasonal, with approximately 40% of sales occurring in the first half of the year and 60% in the second half.  We believe this bodes well for the Company’s performance during the second half of this year.”

Guidance for 2010
Ironclad reaffirms its expectations that its Net Sales for 2010 will increase by 5% to 10%, and EBITDA, including non-cash stock option expenses (Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense) will be positive.

Mr. Jarus concluded, “We continue to see excellent sustained growth of several Ironclad branded gloves, most notably the KONG glove built for the oil and gas industry, and gloves built for Ironclad’s partners, such as 5.11 Tactical.  In addition, the number of new business opportunities being pursued for late-2010 and 2011 are very significant.”

Conference Call
Ironclad Performance Wear will hold a conference call to discuss second quarter 2010 financial results on Wednesday, August 11th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (888) 549-7704 ten minutes prior to the call.  International callers should dial 1+ (480) 629-9857. If you are unable to participate in the live call, a replay will be available through August 25, 2010.  To access the replay, dial (877) 870-5176 (passcode: 4341552). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through August 25, 2010.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves and apparel.  It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding achievement of financial goals for 2010, increasing interest and sales of Ironclad’s products, opportunities presented by new customers and Ironclad’s profitability in 2010.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Lorna Miller, Media Relations
lornam@ironclad.com
(310) 496-0930

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$592,974	$712,552
Accounts receivable net of allowance for doubtful accounts of $119,000 and $114,000	380,064	1,171,014
Due from Factor	419,957	320,169
Inventory	3,983,908	3,802,574
Prepaid and other	185,643	130,382
Total current assets	5,562,546	6,136,691

Property, Plant and equipment
Computer equipment and software	258,521	212,360
Vehicle	43,680	43,680
Office equipment and furniture	179,990	138,256
Leasehold improvements	38,594	38,594
Less: accumulated amortization	(371,046)	(335,317)
Total property, plant and equipment	149,739	97,573

Trademarks, net of accumulated amortization of $21,766 and $19,008	99,569	101,727
Deposits	11,354	11,354

Total Assets	$5,823,208	$6,347,345

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,546,019	$1,483,018
Line of credit	761,995	1,237,961
Total current liabilities	2,308,014	2,720,979

Long Term Liabilities
Fair value of warrant liability	-	5,383
Total Liabilities	2,308,014	2,726,362

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 72,951,185 shares issued and outstanding	72,951	72,951
Additional paid In capital	18,171,818	17,905,182
Accumulated deficit	(14,729,575)	(14,357,150)
Total Stockholders' Equity	3,515,194	3,620,983

Total Liabilities & Stockholders' Equity	$5,823,208	$6,347,345

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
REVENUES
Net sales	$3,435,904	$3,082,728	$5,918,834	$5,599,903

COST OF SALES
Cost of sales	2,079,134	1,896,128	3,468,934	3,505,187

GROSS PROFIT	1,356,770	1,186,600	2,449,900	2,094,716

OPERATING EXPENSES
General and administrative	541,570	535,397	1,112,062	1,083,920
Sales and marketing	521,322	665,833	1,140,066	1,243,093
Research and development	96,752	51,732	161,664	143,692
Purchasing, warehousing and distribution	157,610	139,425	329,152	301,061
Depreciation and amortization	19,978	22,167	38,486	45,680
Total Operating Expenses	1,337,232	1,414,554	2,781,430	2,817,446

LOSS FROM OPERATIONS	19,538	(227,954)	(331,530)	(722,730)

OTHER INCOME(EXPENSE)
Interest expense	(18,528)	(19,267)	(37,705)	(43,060)
Interest income	13	245	28	467
Change in fair value of warrant liability	-	(1,652)	-	(3,603)
Other income(expense), net	233	7,708	77	7,977
Unrealized loss on financing activities	-	-	(1,929)	-
Litigation settlement	-	(17,183)		(17,183)
Loss on disposition of equipment	-	(480)		(480)
Total Other Income(Expense), Net	(18,282)	(30,629)	(39,529)	(55,882)

NET LOSS BEFORE INCOME TAXES	1,256	(258,583)	(371,059)	(778,612)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	-	-	1,366	1,466

NET LOSS	$1,256	$(258,583)	$(372,425)	$(780,078)

BASIC AND DILUTED NET LOSS PER COMMON SHARE
Basic	$0.00	$(0.00)	$(0.01)	$(0.01)
Diluted	$0.00	$(0.00)	$(0.00)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	72,951,185	72,951,185	72,951,185	66,954,957
Diluted	90,029,918	87,999,813	90,029,918	82,003,585